Exhibit 10.27

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made as of May 22, 2019 by and among Hall Capital, LLC, an Oklahoma limited liability company (“Contributor”), Priam Office Properties OP LP, a Delaware limited partnership (the “Operating Partnership”), and Priam Properties Inc., a Maryland corporation (the “REIT”).

RECITALS

WHEREAS, Contributor is the record and beneficial owner of equity interests in the amount or percentage described on Exhibit A attached hereto under the heading “Contributed Interest” (the “Contributed Interests”) in the entity described on Exhibit A attached hereto under the heading “Contributed Entity” (the “Contributed Entity”), which owns an equity interest in and is manager of Primacy III LLC, a Delaware limited liability company (the “Fee Owner”), which is the direct owner of the property set forth on Exhibit A attached hereto under the heading “Property” (the “Property”).  In connection with the formation transactions described in the Prospectus (as defined in Section 1.5 hereof), Contributor desires to contribute the Contributed Interests to the Operating Partnership and consent to the contribution, acquisition and transfer of the Contributed Interests and all other equity interests in the Contributed Entity by the members of the Contributed Entity, and the Operating Partnership desires to acquire the Contributed Interests from Contributor, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the foregoing, and the representations, warranties and other terms contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE CONTRIBUTION

1.1                               Contribution of Contributed Interests.  Contributor irrevocably agrees to contribute, transfer and assign at the Closing (as defined in Section 6.1 hereof) the Contributed Interests, together with any other interests such Contributor may have in the Contributed Entity, and the Operating Partnership agrees to accept transfer of the Contributed Interests and any such other interests pursuant to the terms and subject to the conditions set forth in this Agreement.  The Contributed Interests shall be transferred to the Operating Partnership free and clear of all Liens (as defined in Section 1.5 hereof).

1.2                               Consideration.

(a)               Consideration Amount.  The total consideration (the “Consideration”) for which Contributor agrees to contribute, transfer and assign the Contributed Interests to the Operating Partnership, and which the Operating Partnership agrees to pay, issue or deliver to Contributor, subject to the terms of this Agreement, at the Closing shall be the amount set forth on Exhibit A attached hereto under the column heading “Total Consideration.”

(b)               OP Units.  Any portion of the Consideration payable hereunder in the form of preferred units of limited partnership interests of the Operating Partnership designated as 5% Series A Preferred Units (“OP Units”) shall be registered in the name of Contributor.  OP Units will not be delivered to Contributor unless Section 2.2(j) hereof is true and correct as of the Closing Date.  No fractional OP Units will be issued and OP Units will be rounded to the nearest whole number.  The rights and obligations of holders of OP Units as of the Closing will be as set forth in the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Partnership Agreement”), the form of which will be filed as an exhibit to the REIT’s Registration Statement on Form S-11 (the “IPO Registration Statement”), which the REIT will file with the U.S. Securities and Exchange Commission (the “SEC”).  Although initially the OP Units will not be certificated and the Operating Partnership does not currently expect the OP Units will ever be certificated, any certificates, subsequently issued evidencing the OP Units will bear appropriate legends (i) indicating that the issuance of the OP Units has not been registered under the Securities Act of 1933, as amended (“Securities Act”) and that the OP Units may not be transferred absent registration under the Securities Act or an exemption from the registration requirements, (ii) indicating that the Partnership Agreement will restrict the transfer of the OP Units and (iii) describing the ownership limitations and transfer restrictions imposed by the charter of the REIT with respect to shares of the REIT’s capital stock.

1.3                               No Further Interest.  Contributor acknowledges and agrees that effective at the Closing Date, and without any further action by Contributor, the Contributed Interests shall be transferred, assigned and conveyed to the Operating Partnership, or a subsidiary thereof, and Contributor shall no longer be a direct holder of any equity interests in the Contributed Entity, shall no longer be entitled to receive any distributions from the Contributed Entity, and shall have no further right, title or interest in any of the Contributed Interests, the Contributed Entity, the Fee Owner or the Property, other than indirectly through the ownership of any OP Units.

1.4                               Tax Consequences to Contributor.  Notwithstanding (a) anything to the contrary contained in this Agreement, including without limitation the use of words and phrases such as “sell,” “sale,” “purchase” and “pay,” and (b) the treatment of the transaction contemplated hereby for purposes of GAAP, the parties hereto acknowledge and agree that with respect to any portion of the Consideration that is payable in OP Units, it is their intent that such transaction contemplated hereby shall be treated for federal income tax purposes pursuant to Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”), as the contribution of the Contributed Interests by Contributor to the Operating Partnership, in exchange for the OP Units, and not as a transaction in which Contributor is acting other than in its capacity as a prospective limited partner in the Operating Partnership.

1.5                               Definitions.  As used in this Agreement, the following terms have the following meanings:

“Contributor’s Percentage Interest” means, with respect to the Contributed Entity, the percentage set forth on Exhibit A attached hereto under the heading “Contributed Entity/Contributed Interest”, which reflects Contributor’s percentage ownership interest in the Contributed Entity pursuant to and in accordance with the applicable Governing Agreement (as defined in Section 2.2 hereof) of the Contributed Entity.

“Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“IPO” means the underwritten initial public offering of shares of common stock, $0.01 par value per share, of the REIT.

“Knowledge” means, with respect to Contributor, the actual knowledge of Kirkland Hall and Clayton G. Moss without inquiry.

“Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

“Material Adverse Effect” means, with respect to the Contributed Entity, the Fee Owner or Property, any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of such Contributed Entity, Fee Owner or Property.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and, in the case of a Straddle Period, the portion of the Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the end of the Closing Date and, in the case of a Straddle Period, the portion of the Straddle Period ending on the Closing Date.

“Prospectus” means the final prospectus for the IPO, as filed by the REIT with the SEC.

“Straddle Period” means a taxable period beginning before and ending after the Closing Date.

“Tax” or “Taxes” means any and all taxes, duties, assessments or governmental charges, imposts, levies or other assessments, fees or other charges imposed by any Governmental Authority, including federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment-related, excise, goods and services, harmonized sales, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any original or amended return, form, declaration, report, claim for refund, or information return or statement related to any Taxes filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof or supplement thereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1                               Representations by the Operating Partnership.  The Operating Partnership hereby represents and warrants to Contributor that the following statements are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date:

(a)               Organization and Power; Due Authorization; Enforceability.  The Operating Partnership is duly organized, validly existing, and in good standing as a limited partnership under the laws of the State of Delaware, and has full right, limited partnership power, and authority to enter into this Agreement and to assume and perform all of its obligations under this Agreement.  The execution and delivery of this Agreement and the performance by the Operating Partnership of its obligations hereunder have been duly authorized by all requisite action of the Operating Partnership and require no further action or approval of the Operating Partnership’s partners or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of the Operating Partnership. This Agreement, and each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership or the REIT pursuant to this Agreement, constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Operating Partnership or the REIT, as applicable, enforceable against the Operating Partnership or the REIT, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy or the application of equitable principles.

(b)               Noncontravention.  Neither the entry into nor the performance of, or compliance with, this Agreement by the Operating Partnership or the REIT has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under any charter, bylaws, limited liability company agreement, partnership agreement, declaration of trust, mortgage indenture, lien agreement, note, contract, agreement, permit, judgment, decree, order, restrictive covenant, statute, rule or regulation applicable to the Operating Partnership or the REIT.

(c)                Litigation.  There is no action, suit, or proceeding, pending or known to be threatened, against or affecting the Operating Partnership or the REIT in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which could reasonably be expected to (1) in any manner raise any question affecting the validity or enforceability of this Agreement, (2) materially and adversely affect the business, financial position, or results of operations of the Operating Partnership or the REIT or (3) materially and adversely affect the ability of the Operating Partnership or the REIT to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

(d)               No Consents.  Each consent, approval, authorization, order, license, certificate, permit, registration, designation or filing by or with any governmental agency or body necessary for the execution, delivery and performance of this Agreement or the transactions contemplated hereby by the Operating Partnership or the REIT, as applicable, has been obtained or will be obtained on or before the Closing Date.

(e)                OP Units Validly Issued.  The OP Units, when issued in accordance with the terms of this Agreement and the Partnership Agreement, will be duly and validly authorized and issued, free of any preemptive or similar rights, and will be fully paid, without any obligation to restore capital, except as required by the Delaware Revised Uniform Limited Partnership Act.

2.2                               Representations by Contributor.  Contributor hereby represents and warrants to the Operating Partnership that the following statements are true, correct, and complete as of the date of this Agreement and will be true, correct, and complete as of the Closing Date:

(a)               Organization and Power; Due Authorization.  Contributor is duly formed, validly existing and in good standing under the laws of its state of formation.  Contributor has full right, power, and authority to enter into this Agreement and to assume and perform all of its obligations under this Agreement; and the execution and delivery of this Agreement and the performance by Contributor of its obligations hereunder have been duly authorized by all requisite action of Contributor and require no further action or approval of Contributor’s members, partners, stockholders, managers, board of directors, trustees or of any other individuals or entities, as applicable, in order to constitute this Agreement as a binding and enforceable obligation of Contributor.  No Person has any community property rights, by virtue of marriage or otherwise, with respect to the Contributed Interests.  This Agreement, and each agreement, document and instrument executed and delivered by or on behalf of Contributor pursuant to this Agreement, constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Contributor, enforceable against Contributor in accordance with its terms, except as such enforceability may be limited by bankruptcy or the application of equitable principles.

(b)               Noncontravention.  Neither the entry into nor the performance of, or compliance with, this Agreement by Contributor has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under any charter, bylaws, limited liability company agreement, partnership agreement, declaration of trust, mortgage indenture, lien agreement, note, contract, agreement, permit, judgment, decree, order, restrictive covenant, statute, rule or regulation applicable to Contributor or to any Contributed Interests, or, to the Knowledge of Contributor, the Contributed Entity, the Fee Owner or the Property.

(c)                Litigation.  There is no action, suit, or proceeding, pending or, to the Knowledge of Contributor, threatened, against or affecting Contributor in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which (1) in any manner raises any question affecting the validity or enforceability of this Agreement, (2) could reasonably be expected to materially and adversely affect the business, financial position, or results of operations of Contributor or, to the Knowledge of Contributor, the Contributed Entity, the Fee Owner or Property, (3) could adversely affect the ability of Contributor to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (4) could reasonably be expected to create a Lien on the Contributed Interests, any part thereof, or any interest therein, or (5) could materially and adversely affect the Contributed Interests, any part thereof, or any interest therein.

(d)               Good Title.  Exhibit A accurately sets forth Contributor’s Percentage Interest.  Contributor is the sole record and beneficial owner of the Contributed Interests.  Contributor has good and valid title to the Contributed Interests.  Except as set forth on Schedule 2.2(d), the Contributed Interests are free and clear of all Liens and at the Closing will be contributed to the Operating Partnership free and clear of all Liens.  Except as set forth in the applicable Governing Agreement, no other Person or entity has an option to purchase or a right of first refusal to purchase the Contributed Interests nor are there any agreements or understandings with respect to the voting, ownership or disposition of the Contributed Interests that could adversely affect Contributor’s ability to perform its obligations hereunder or the Operating Partnership’s rights to the Contributed Interests following the Closing.

(e)                Contributed Interests.  Except as set forth in the applicable Governing Agreement, there are no rights to purchase, subscriptions, warrants, options, conversion rights or preemptive rights relating to the Contributed Interests or any equity interest in the Contributed Entity that will be in effect as of the Closing.

(f)                 No Consents.  Each consent, approval, authorization, order, license, certificate, permit, registration, designation or filing by or with any governmental agency or body necessary for the execution, delivery and performance of this Agreement or the transactions contemplated hereby by Contributor has been obtained or will be obtained on or before the Closing Date.  Each consent or approval required under any Governing Agreement, contract or agreement of the Contributed Entity, or among the partners, members or stockholders of the Contributed Entity, relating to indebtedness or otherwise, necessary for the execution, delivery and performance of this Agreement and the contribution, acquisition and transfer of the Contributed Interests has been obtained or will be obtained on or before the Closing Date.  For the avoidance of doubt, Contributor hereby consents, whether pursuant to the applicable Governing Agreement or otherwise, to the contribution of any or all other equity interests in the Contributed Entity by the members of the Contributed Entity other than Contributor.

(g)                Actions Prior to Closing.  From the date hereof until the Closing Date, Contributor shall not take any action or fail to take any action the result of which would reasonably be expected to (1) have a material adverse effect on the Contributed Interests or the Operating Partnership’s ownership thereof, or any Material Adverse Effect on the Contributed Entity, the Fee Owner or Property after the Closing Date or (2) cause any of the representations and warranties contained in this Section 2.2 to be untrue as of the Closing Date.

(h)               Governing Agreements.  Contributor has performed in all material respects all of its obligations under the limited partnership agreement, limited liability company agreement, operating agreement, charter and bylaws, as such may have been amended from time to time, as applicable, of the Contributed Entity (each, a “Governing Agreement” and collectively, the “Governing Agreements”).

(i)                   Securities Law Matters.

(1)                                 In deciding to engage in the transactions contemplated by this Agreement, neither Contributor nor any equity holder thereof is relying upon any representations made to it by the Operating Partnership, or any of the Operating Partnership’s partners, officers, employees or agents, that are not contained herein or in the Partnership Agreement.  Contributor is aware of the risks involved in investing in the OP Units. Contributor is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer imposed by the U.S. federal securities laws and as described in this Agreement, the IPO Registration Statement and the Partnership Agreement. Contributor has received the Partnership Agreement and related materials, has reviewed all documents and has had an opportunity to ask questions of, and to receive answers from, the Operating Partnership and the REIT or a person or persons authorized to act on their behalf, concerning the terms and conditions of an investment in the OP Units and the financial condition, affairs, and business of the Operating Partnership and the REIT.  Contributor confirms that all documents, records, and information pertaining to its investment in OP Units that have been requested by Contributor have been made available or delivered to Contributor prior to the date hereof.

(2)                                 Contributor and each equity holder thereof understands that the offer and sale of OP Units have not been registered under any state or U.S. federal securities laws and are instead being offered and sold in reliance on an exemption from such registration requirements and that the Operating Partnership’s reliance on such exemption is predicated in part on the accuracy and completeness of the representations and warranties of Contributor contained herein.  The OP Units to be issued to Contributor are being acquired by Contributor solely for its own account, for investment purposes, and are not being acquired with a view to, or for resale in connection with, any distribution, subdivision, or fractionalization thereof, in violation of such laws, and Contributor does not have any present intention to enter into any contract, undertaking, agreement, or arrangement with respect to any such resale.

(3)                                 Contributor is able to bear the economic risk of holding the OP Units for an indefinite period and is able to afford the complete loss of its investment in the OP Units.

(4)                                 Contributor understands that no federal agency (including the SEC) or state agency has made or will make any finding or determination as to the fairness of an investment in the OP Units (including as to the value of the Consideration payable in OP Units in accordance with Section 1.2 hereof).

(5)                                 Contributor understands that there is no established public, private or other market for the OP Units and it is not anticipated that there will be any public, private or other market for such OP Units in the foreseeable future.

(6)                                 Contributor understands that Rule 144 promulgated under the Securities Act is not currently available with respect to the sale of OP Units.

(j)                  Accredited Investor.  Contributor is an “accredited investor,” as that term is defined in Rule 501 of Regulation D under the Securities Act.

(k)               Tax Matters.  Contributor represents and warrants that it has obtained from its own tax advisors advice regarding the tax consequences of (i) the transfer of the Contributed Interests to the Operating Partnership and the receipt of OP Units as the Consideration therefor, (ii) its admission as a limited partner of the Operating Partnership, if applicable, (iii) any other transaction contemplated by this Agreement and (iv) ownership of OP Units, including the effect of Section 704(c) of the Code and Treasury Regulations Section 1.707-3 through Section 1.707-5.  Neither the Operating Partnership nor the REIT has made any representation to Contributor regarding the tax treatment of the transactions contemplated by this Agreement, and Contributor further represents and warrants that it has not relied on the Operating Partnership or the Operating Partnership’s representatives or counsel for any tax advice.  Contributor has included all income, gain, loss, deduction or other Tax items in its income Tax Returns in a manner consistent with the Schedule K-1s or other applicable form received by Contributor from each Contributed Entity.  Contributor, or if Contributor is an entity disregarded from its owner, the regarded owner of such entity, is a “United States person” (as defined in the Code).

(l)                   Bankruptcy with respect to Contributor.  No Act of Bankruptcy has occurred with respect to Contributor.  As used herein, “Act of Bankruptcy” means if Contributor or any equity holder, partner, manager or director thereof shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (B) admit in writing its inability to pay its debts as they become due, (C) make a general assignment for the benefit of its creditors, (D) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (E) be adjudicated bankrupt or insolvent, (F) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, receivership, dissolution, winding-up or composition or adjustment of debts, (G) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or (H) take any entity action for the purpose of effecting any of the foregoing.

(m)           Brokerage Commission.  Contributor has not engaged the services of any real estate agent, broker, finder or any other Person for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein.

(n)               No Other Equity Interests.  Except for the Contributed Interests, neither Contributor nor any of its affiliates owns, directly or indirectly, any equity interest in any partnership, limited liability company, corporation, trust or other entity owning a property being acquired by the Operating Partnership as part of its formation transactions and does not own any interest in the Fee Owner or Property other than through the Contributed Interests.

ARTICLE III

INDEMNIFICATION

3.1                               Survival of Representations and Warranties; Remedy for Breach.

(a)               Subject to Section 3.5 hereof, all representations and warranties of Contributor contained in this Agreement or in any Schedule, Exhibit, certificate or affidavit delivered pursuant to this Agreement shall survive the Closing.

(b)               Subject to the limitations set forth in Section 3.4 hereof, following the Closing, Contributor shall be liable under this Agreement for monetary damages (or otherwise) for breach of any of its representations, warranties, covenants and obligations contained in this Agreement or in any Schedule, Exhibit, certificate or affidavit delivered by Contributor pursuant thereto.

3.2                               General Indemnification.

(a)

(1)                                 From and after the Closing Date, Contributor shall indemnify, hold harmless and defend the Operating Partnership and the REIT, and their respective officers, directors, employees, stockholders, partners, agents and affiliates (each of which is a “Partnership Indemnified Party” and collectively the “Partnership Indemnified Parties”), from and against any and all claims, losses, damages, liabilities and expenses, including, without limitation, interest, penalties, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) asserted against, imposed upon or incurred by the Partnership Indemnified Party, to the extent resulting from any breach of a representation, warranty or covenant of Contributor contained in this Agreement, or in any Schedule, Exhibit, certificate or affidavit delivered by Contributor pursuant thereto.  In each case, Contributor shall only bear the fees, costs or expenses in connection with the employment of one counsel and any necessary local counsel (regardless of the number of Partnership Indemnified Parties).

(2)                                 From and after the Closing Date, the Operating Partnership and the REIT shall indemnify, hold harmless and defend Contributor and its respective officers, directors, employees, stockholders, partners, agents and affiliates (each of which is a “Contributor Indemnified Party” and together with the Partnership Indemnified Parties, each an “Indemnified Party”), from and against any and all Losses asserted against, imposed upon or incurred by the Contributor Indemnified Party, to the extent resulting from any breach of a representation, warranty or covenant of the Partnership or the REIT contained in this Agreement, or in any certificate or affidavit delivered by the Partnership or the REIT pursuant thereto.  In each case, the Partnership or the REIT, as applicable, shall only bear the fees, costs or expenses in connection with the employment of one counsel and any necessary local counsel (regardless of the number of Contributor Indemnified Parties).

(b)

(1)                                 Contributor shall also indemnify and hold harmless the Partnership Indemnified Parties from and against any and all Losses asserted against, imposed upon or incurred by the Partnership Indemnified Parties to the extent resulting from a third-party claim against Contributor and relating to the Contributed Interests arising from matters that occurred prior to the Closing.

(2)                                 The Operating Partnership and the REIT shall also indemnify and hold harmless the Contributor Indemnified Parties from and against any and all Losses asserted against, imposed upon or incurred by the Contributor Indemnified Parties to the extent resulting from a third-party claim against the Operating Partnership or the REIT and relating to the Contributed Interests arising from matters that occur after the Closing.

(c)                With respect to any indemnification claim by a Partnership Indemnified Party pursuant to this Section 3.2, to the extent available, the Operating Partnership and the REIT agree to use diligent good faith efforts to pursue and collect any and all available proceeds and benefits of any right to defense under any insurance policy that covers the matter which is the subject of the indemnification prior to seeking indemnification from Contributor until all proceeds and benefits, if any, to which the Operating Partnership or any other Partnership Indemnified Party is entitled pursuant to such insurance policy have been exhausted; provided, however, that the Operating Partnership and the REIT may make a claim under this Section 3.2 even if an insurance coverage dispute is pending, in which case, if the Indemnified Party later receives insurance proceeds with respect to any Losses paid by either Contributor for the benefit of any Indemnified Party, then the Partnership Indemnified Party shall reimburse Contributor in an amount equivalent to such proceeds in excess of any deductible amount pursuant to Section 3.2(a) hereof up to the amount actually paid (or deemed paid) by Contributor to the Indemnified Party in connection with such indemnification (it being understood that all costs and expenses incurred by Contributor with respect to insurance coverage disputes shall constitute Losses paid by Contributor for purposes of Section 3.2(a) hereof).

3.3                               Notice and Defense of Claims.  As soon as reasonably practicable after receipt by the Indemnified Party of notice of any liability or claim incurred by or asserted against the Indemnified Party that is subject to indemnification under this Article III, the Indemnified Party shall give notice thereof to the indemnifying party, including liabilities or claims to be applied against the indemnification deductible established pursuant to Section 3.4 hereof; provided that failure to give notice to the indemnifying party will not relieve the indemnifying party from any liability that it may have to any Indemnified Party, unless, and only to the extent that, such failure (a) shall have caused prejudice to the defense of such claim or (b) shall have materially increased the costs or potential liability of the indemnifying party by reason of the inability or failure of the indemnifying party (due to such lack of prompt notice) to be involved in any investigations or negotiations regarding any such claim.  Such notice shall describe in reasonable detail the facts known to such Indemnified Party giving rise to such claim, and the amount or good faith estimate of the amount of Losses arising therefrom.  Unless prohibited by law, such Indemnified Party shall deliver to the indemnifying party, promptly after such Indemnified Party’s receipt thereof, copies of all notices and documents received by such Indemnified Party relating to such claim.  The Indemnified Party shall permit the indemnifying party, at the indemnifying party’s option and expense, to assume the defense of any such claim by counsel selected by the indemnifying party and reasonably satisfactory to the Indemnified Party, and to settle or otherwise dispose of the same; provided, however, that the Indemnified Party may at all times participate in such defense at its sole expense; and provided further, however, that the indemnifying party shall not, in defense of any such claim, except with the prior written consent of the Indemnified Party in its sole and absolute discretion, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to all Indemnified Parties a full and complete release of all liabilities in respect of such claims, or that does not result only in the payment of money damages which are paid (or deemed paid) in full by the indemnifying party.  If the indemnifying party shall not have undertaken such defense within twenty (20) days after such notice, or within such shorter time as may be reasonable under the circumstances to the extent required by applicable law, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such liability or claim on behalf of and for the account of the indemnifying party and at the indemnifying party’s sole cost and expense (subject to the limitations in Section 3.4 hereof).

3.4                               Limitations on Indemnification under Section 3.2(a).

(a)               Contributor shall not be liable under Section 3.2(a) hereof unless and until the total amount recoverable by the Indemnified Parties under Section 3.2(a) exceeds one percent (1%) of the value of the aggregate Consideration (valuing each OP Unit at its liquidation preference amount set forth in the Partnership Agreement) and then only to the extent of such excess. Contributor’s total liability for indemnification shall not exceed the value of the Consideration.

(b)               Notwithstanding anything contained herein to the contrary, before taking recourse against any assets of Contributor and subject to the limitations set forth in the following sentence, the Partnership Indemnified Parties shall look, first to available insurance proceeds (including without limitation any title insurance proceeds, if applicable) in accordance with Section 3.2(c) hereof, and then to indemnification under this Article III, (and agree to treat any return of OP Units in satisfaction of indemnification obligations hereunder as an adjustment to the Consideration delivered to Contributor hereunder).  Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or in the event of Losses relating to a third-party claim, Contributor shall not be liable to the Partnership Indemnified Parties for any indirect, special or consequential damages, loss of profits, Taxes relating to tax years beginning on or after the Closing, loss of value or other similar speculative damages asserted or claimed by the Partnership Indemnified Parties.

3.5                               Limitation Period.

(a)               Any claim for indemnification under Section 3.2 hereof must be asserted in writing by the Indemnified Party, stating the nature of the Losses and the basis for indemnification therefor on or prior to the second anniversary of the Closing.

(b)               If asserted in writing on or prior to the date specified in Section 3.5(a) hereof for the applicable claim, any claims for indemnification pursuant to Section 3.2 hereof shall survive until resolved by mutual agreement between Contributor and the Indemnified Party or by arbitration or court proceeding.

3.6                               Delivery of Indemnity Amounts.  Indemnity payments may be made by Contributor, at Contributor’s sole option, in the form of cash or OP Units.  To the extent indemnification is made through delivery by Contributor of OP Units, such OP Units shall be valued at an amount per OP Unit equal to its liquidation preference amount set forth in the Partnership Agreement.  Contributor hereby authorizes the REIT, as general partner of the Operating Partnership, to take all such action as may be necessary to amend the Partnership Agreement, and any exhibits or schedules thereto, to reflect the delivery of any OP Units by Contributor to the Operating Partnership as an indemnification payment hereunder and to reflect that Contributor has no further right, title or interest with respect to any such OP Units.

3.7                               Sole and Exclusive Remedy.  From and after the Closing, except in the case of fraud, the indemnification under this Article III shall be the sole and exclusive (A) remedy of the Partnership Indemnified Parties against Contributor for any inaccuracy in or breach of any representation or warranty contained in this Agreement and (B) monetary remedy of the Partnership Indemnified Parties against Contributor for any failure to perform or comply with any covenant or obligation in this Agreement.

ARTICLE IV

COVENANTS

4.1                               Covenants.

(a)               Satisfaction of Conditions.

(1)                                 Contributor hereby covenants that Contributor shall (A) use commercially reasonable efforts and diligence in order to satisfy all of the conditions to the Closing set forth herein and (B) cooperate and assist in the Operating Partnership’s efforts to satisfy all of the conditions to the Closing set forth herein, and agrees that the Operating Partnership shall not have any obligation to consummate the Closing hereunder unless and until such conditions have been satisfied or waived by the Operating Partnership in writing.

(2)                                 The Operating Partnership and the REIT hereby covenant that the Operating Partnership and the REIT shall (A) use commercially reasonable efforts and diligence in order to satisfy all of the conditions to the Closing set forth herein and (B) cooperate and assist in Contributor’s efforts to satisfy all of the conditions to the Closing set forth herein, and agree that Contributor shall not have any obligation to consummate the Closing hereunder unless and until such conditions have been satisfied or waived by Contributor in writing.

(b)               Consent to Transfers.  Contributor hereby consents to the transfer of, and waives any rights of first refusal, right of first offer, buy-sell agreements, put, option or similar parallel or dissenter rights or similar rights afforded to Contributor under the Governing Agreements or otherwise with respect to any equity ownership interest in the Contributed Entity, the Fee Owner or Property or any other company or property being contributed or transferred to the Operating Partnership pursuant to a separate contribution or other agreement.

(c)                No Disposition or Encumbrance of Contributed Interests.  From the date hereof through the Closing, except as specifically contemplated by this Agreement, Contributor shall not, without the prior written consent of the Operating Partnership,  (i) sell, transfer (or agree to sell or transfer) or otherwise dispose of, or cause the sale, transfer or disposition of (or agree to do any of the foregoing) all or any portion of its interest in the Contributed Interests, all or any portion of its interest in the Fee Owner, or all or any portion of its interest in the Property or (ii) mortgage, assign, pledge or otherwise encumber in any manner the Contributed Interests.

(d)               Ordinary Course of Business.  From the date hereof through the Closing, and except as specifically contemplated by this Agreement, Contributor shall, to the extent within its control, cause the Contributed Entity and subsidiary to conduct its business in the ordinary course of business consistent with past practice, and shall, to the extent within its control, not permit the Contributed Entity or any subsidiary without the prior written consent of the Operating Partnership, to:  (i) enter into any material transaction not in the ordinary course of business; (ii) mortgage, pledge or encumber any assets of the Contributed Entity, the Fee Owner, any subsidiary or the Property, (iii) cause or permit the Contributed Entity or the Fee Owner to change the existing use of the Property; (iv) cause or take any action that would render any of the representations or warranties set forth herein untrue; (v) file an entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) on IRS Form 8832 (Entity Classification Election) to treat the Contributed Entity as an association taxable as a corporation for federal income tax purposes; (vi) make or change any other Tax elections; (vii) settle or compromise any claim, notice, audit report or assessment in respect of Taxes; (viii) change any annual tax accounting period; (ix) adopt or change any method of tax accounting; (x) file any Tax Return; (xi) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; (xii) surrender any right to claim a Tax refund; (xiii) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or (xiv) make any distribution to its partners or members, except for cash distributions in the ordinary course of business consistent with past practices or as permitted by this Agreement.

(e)                Distribution of Consideration.  Contributor hereby covenants that until the second anniversary of the Closing Date, Contributor will not transfer or distribute to any other Person any of the OP Units Contributor receives as Consideration.

4.2                               Tax Covenants.

(a)               Tax Returns.

(1)                                 Pre-Closing Tax Periods.  The Operating Partnership shall prepare and timely file all Tax Returns of the Contributed Entity for any Pre-Closing Tax Periods that are due after the Closing Date, and Contributor shall remit or cause to be remitted any Taxes due in respect of such Pre-Closing Tax Periods.  To the extent that such returns related to a Pre-Closing Tax Period, such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by law. For the avoidance of doubt, the Operating Partnership will have authority to sign any Tax Returns relating to the Contributed Entity that are filed after the Closing Date.

(2)                                 Straddle Periods and Post-Closing Periods.  The Operating Partnership shall prepare and timely file all Tax Returns of the Contributed Entity for all taxable periods other than the Pre-Closing Tax Periods, and the Operating Partnership shall remit or cause to be remitted any Taxes due in respect of such taxable periods.

(b)               Tax Matters.  Contributor shall pay and indemnify, without duplication, the Operating Partnership for the following Taxes (and all related adverse consequences, including all out-of-pocket expenses incurred in defending an audit or other claim relating to such Taxes), but in no event shall Contributor pay and indemnify the Operating Partnership pursuant to this Section 4.2(b) for more than a percentage of the following Taxes (and all related adverse consequences) equal to the percentage of the applicable Contributed Entity set forth on Exhibit A attached hereto under the heading “Contributed Interest”:

(1)                                 all such Taxes resulting from a breach of any provision of this Section 4.2;

(2)                                 with respect to such Taxes attributable to any Pre-Closing Tax Period: (i) all such Taxes of the Contributed Entity; (ii) all such Taxes of any other Person that the Contributed Entity are liable for as a result of transferee liability, successor liability, or a contractual obligation, in each case, that is attributable to, or arose as a result of actions or breaches, incurred in such Pre-Closing Tax Period; and (iii) all Taxes resulting from a Contributed Entity being a member of, or leaving, during a Pre-Closing Tax Period, an affiliated group of corporations that files a consolidated, combined or unitary Tax Return for federal, state, local or foreign Tax purposes, in each case, except to the extent such Taxes arise from the gross negligence or willful misconduct of PRIAM Capital LLC, PRIAM Capital Fund III, L.P., or any of their respective members, managers, officers, employees, affiliates, agents, or representatives; and

(3)                                 with respect to such Taxes attributable to any Straddle Period: (i) the Taxes of a Contributed Entity attributable to the portion of such Straddle Period that ends on the Closing Date, as determined under Section 4.2(c) hereof; and (ii) the Taxes of any other Person that a Contributed Entity is liable for as a result of transferee liability, successor liability, or a contractual obligation, in each case, that is attributable to, or arose as a result of actions or breaches, incurred on or before the Closing Date, as determined under Section 4.2(c) hereof, in each case, except to the extent such Taxes arise from the gross negligence or willful misconduct of PRIAM Capital LLC, PRIAM Capital Fund III, L.P., or any of their respective members, managers, officers, employees, affiliates, agents, or representatives.

For the avoidance of doubt, the indemnification obligations of the Contributor under this Section 4.2 shall not be subject to the amount limitations set forth in Article III.

(c)                Allocation of Taxes.  For purposes of determining the amount of Taxes that relate to Pre-Closing Tax Periods and Straddle Periods for purposes of any obligation to indemnify for Taxes under Section 4.2(b) the parties agree to use the following conventions:

(1)                                 Taxes in the form of interest, penalties, additions to tax or other additional amounts that are actually incurred, accrued, assessed or similarly charged on or after the Closing Date but that relate to Taxes that accrued on or before the Closing Date shall be treated as occurring prior to the Closing Date;

(2)                                 Except for Taxes for which the Operating Partnership is responsible hereunder, for all Taxes that are payable with respect to any Straddle Period, the portion of such Tax that is attributable to the portion of the Straddle Period ending on the Closing Date shall be allocated between the portion of the period ending on the Closing Date and the portion of the period beginning after the Closing Date using the following conventions:

(3)                                 in the case of such Taxes resulting from, or imposed on, net or gross income, Taxes resulting from, or imposed on, any sale, receipt, use, transfer or assignments of property or other asset, or Taxes resulting from, or imposed on, any payment or accrual of any amounts (including, without limitation, dividends, interest, or wages), the amount allocated to the portion of the period ending on the Closing Date shall be the amount of Tax that would be payable for such portion of the Straddle Period if such Person filed a separate Tax Return with respect to such Taxes or Taxes solely for the portion of the Straddle Period ending on the Closing Date using a “closing of the books” methodology for allocating items of such Tax Return; and

(4)                                 in the case of all other such Taxes, the amount allocated to the portion of the period ending on the Closing Date shall equal to the amount of Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

For purposes of clause (1), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

(d)               Survival.  The obligations of Contributor to pay or indemnify for a Tax under this Section 4.2 shall expire upon the expiration of the applicable statute of limitations (after taking into account any waiver, extension, tolling, or mitigation thereof) of the underlying Tax; provided, however, to the extent that Contributor’s obligation to pay a Tax arises under a contract or other agreement or arrangement, Contributor’s obligations under this Section 4.2 shall not expire until sixty (60) days after the expiration of such Contributor’s obligation to pay such Tax under the contract or other agreement or arrangement. All other obligations of Contributor under this Section 4.2 shall survive until fully performed.

(e)                Contributor and the Operating Partnership shall provide each other with such cooperation and information relating to any of the Contributed Interests, the Contributed Entity, the Fee Owner, their subsidiaries or the Property as the parties to this Agreement reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for Tax refund, (ii) determining any liability for Taxes or a right to a Tax refund, (iii) conducting or defending any proceeding in respect of Taxes, or (iv) performing Tax diligence, including with respect to the impact of this transaction on the REIT’s status as a real estate investment trust for

U.S. federal income tax purposes.  Such reasonable cooperation shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Operating Partnership shall promptly notify Contributor upon receipt by the Operating Partnership or any of its affiliates of notice of (i) any pending or threatened Tax audits or assessments with respect to the income, properties or operations of the Contributed Entity, the Fee Owner, or their subsidiaries or with respect to the Property and (ii) any pending or threatened federal, state, local or foreign Tax audits or assessments of the Operating Partnership or any of its affiliates, in each case, which may affect the liabilities for Taxes of Contributor with respect to any Tax period ending on or before the Closing Date.  Contributor shall promptly notify the Operating Partnership in writing upon receipt by Contributor or any of its affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of the Contributed Entity, the Fee Owner, or their subsidiaries or with respect to the Property.  Each of the Operating Partnership and Contributor may participate at its own expense in the prosecution of any claim or audit with respect to Taxes attributable to any taxable period ending on or before the Closing Date; provided that Contributor shall have the right to control the conduct of any such audit or proceeding or portion thereof for which such Contributor has acknowledged liability (except as a partner of the Operating Partnership) for the payment of any additional Tax liability, and the Operating Partnership shall have the right to control any other audits and proceedings.  Notwithstanding the foregoing, neither the Operating Partnership nor Contributor may settle or otherwise resolve any such claim, suit or proceeding which could have an adverse Tax effect on the other party or its affiliates (other than on Contributor or any of its affiliates as a partner of the Operating Partnership) without the consent of the other party, such consent not to be unreasonably withheld.  Contributor and the Operating Partnership shall retain all Tax Returns, schedules and work papers with respect to the Contributed Entity, the Fee Owner, their subsidiaries and the Property, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such Tax Returns and other documents relate and until the final determination of any Tax in respect of such years.

4.3                               Relationship to Contributed Entity.  Contributor and the Operating Partnership acknowledge and agree that, from and after the Closing, Contributor shall no longer be a member, partner, stockholder or equity owner, or, if applicable, managing member or general partner, of the Contributed Entity and shall have no rights or benefits under any Governing Agreement.

ARTICLE V

CONDITIONS PRECEDENT TO THE CLOSING

5.1                               Conditions to the Operating Partnership’s Obligation.  In addition to any other conditions set forth in this Agreement, the Operating Partnership’s obligation to consummate the Closing is subject to the timely satisfaction of each of the conditions and requirements set forth in this Section 5.1, all of which shall be conditions precedent to the Operating Partnership’s obligations under this Agreement.

(a)               IPO.  The IPO, in such form and substance as the REIT, in its sole and absolute discretion, shall have determined to be acceptable, shall have been completed (or be completed simultaneously with the Closing).

(b)               Formation Transactions.  The formation transactions described in the Prospectus shall have occurred or be scheduled to occur contemporaneously with the Closing.

(c)                Consent of Special Servicers.  The special servicers of the indebtedness that is secured by the Property and the multi-tenant office properties known as Chase Corporate Center (located in Birmingham, Alabama) and 6055 Primacy II (located in Memphis, Tennessee) (collectively, the “Contributed Entity Debt”) shall have consented to the contribution transaction contemplated by Section 1.1 hereof.

(d)               Representations and Warranties.  The representations and warranties made by Contributor pursuant to this Agreement shall be true and correct as of the Closing as though such representations and warranties were made at the Closing and, if requested by the Operating Partnership, Contributor shall have delivered a certificate to the Operating Partnership to such effect.

(e)                Performance.  Contributor shall have performed and complied with all agreements and covenants that it is required to perform or comply with pursuant to this Agreement prior to the Closing, including having delivered each of the items set forth in Section 5.2 hereof.

(f)                 Legal Proceedings.  No order, statute, rule, regulation, executive order, injunction, stay, decree, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that restrains, prohibits or otherwise invalidates the consummation of the transactions contemplated by this Agreement, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

(g)                Consents and Approvals.  All necessary approvals and consents of governmental and private parties, including, without limitation, all ground lessors, tenants, other parties to service contracts, lenders and ratings agencies, partners, members or stockholders of the Contributed Entity or subsidiary, to effect the transactions contemplated by this Agreement, shall have been obtained.

(h)               Reliance on Regulation D.  The Operating Partnership shall, based on the advice of its counsel and the representations made by Contributor in Contributor’s questionnaire referred to in Section 2.2(j) hereof, be reasonably satisfied that the issuance of OP Units to Contributor may be made without registration under the Securities Act in reliance on Regulation D under the Securities Act.

(i)                   No Material Adverse Change.  There shall have not occurred between the date hereof and the Closing Date any material adverse change with respect to any of the Contributed Interests or any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the Contributed Entity, the Fee Owner, their subsidiaries or Property.

(j)                  Tenant and Lender Estoppels.  The Operating Partnership shall have received tenant and lender estoppels in form and substance satisfactory to the Operating Partnership and its counsel.

5.2                               Conditions to Contributor’s Obligation.  In addition to any other conditions set forth in this Agreement, Contributor’s obligation to consummate the Closing is subject to the timely satisfaction of each of the conditions and requirements set forth in this Section 5.2, all of which shall be conditions precedent to Contributor’s obligations under this Agreement.

(a)               Representations and Warranties.  The representations and warranties made by the Operating Partnership pursuant to this Agreement shall be true and correct as of the Closing Date as though such representations and warranties were made at the Closing and, if requested by Contributor, shall have delivered a certificate to Contributor to such effect.

(b)               Performance.  The Operating Partnership shall have performed and complied in all material respects with all agreements and covenants that it is required to perform or comply with pursuant to this Agreement prior to the Closing.

(c)                Legal Proceedings.  No order, statute, rule, regulation, executive order, injunction, stay, decree, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that prohibits the consummation of the transactions contemplated by this Agreement, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

(d)               Release.  Contributor and its affiliates shall have been released from any and all liabilities and obligations arising from or relating to the Contributed Entity Debt, to the extent such liabilities and obligations arise from or relate to acts or omissions occurring on and after the Closing Date.

(e)                Distributions.  The Fee Owner shall have distributed cash to Hall Capital, LLC, in an amount equal to $770,710.00.

5.3                               Outside Closing Date.  If the Closing Date has not occurred on or before August 15, 2019, either Contributor or the Operating Partnership may terminate this Agreement by written notice to the other party.

ARTICLE VI

CLOSING AND CLOSING DOCUMENTS

6.1                               Closing.  The consummation and closing of the transactions contemplated pursuant to this Agreement (the “Closing”) shall take place by electronic transmission of closing documents to the extent possible, and otherwise at the offices of Hunton Andrews Kurth LLP in Richmond, Virginia, or such other place as the Operating Partnership may reasonably designate, promptly following satisfaction of the conditions to the Closing set forth herein (the “Closing Date”), or as otherwise set by agreement of the parties.

6.2                               Contributor’s Deliveries.  At the Closing, Contributor shall deliver the following to the Operating Partnership in addition to all other items required to be delivered to the Operating Partnership by Contributor:

(a)               Assignment of Contributed Interests.  An Assignment, in substantially the form of Exhibit B attached hereto.

(b)               Execution of Partnership Agreement.  Signature pages of the Partnership Agreement duly executed by Contributor, as limited partner.

(c)                FIRPTA Certificate.  An affidavit from Contributor certifying pursuant to Section 1445 and Section 1446(f) of the Code that Contributor, or if Contributor is an entity disregarded from its owner, Contributor’s regarded owner, is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder).

(d)               Other Documents.  Any other document or instrument reasonably requested by the Operating Partnership or required hereby.

6.3                               Operating Partnership’s Deliveries.  At the Closing, the Operating Partnership shall deliver the following to Contributor in addition to all other items required to be delivered to Contributor by the Operating Partnership:

(a)               Consideration.  The Consideration, as evidenced on the books and records of the Operating Partnership.

(b)               Execution of Partnership Agreement.  Signature pages of the Partnership Agreement duly executed by the REIT, as general partner.

6.4                               Default Remedies.  If any party defaults in performing any of such party’s obligations under this Agreement, the other party shall have all rights and remedies available to it at law or in equity resulting from Contributor’s default, including without limitation, the right to seek specific performance of this Agreement, including, for the avoidance of doubt, Contributor’s obligation to convey the Contributed Interests to the Operating Partnership.  The parties acknowledge and agree that the failure of a condition precedent to occur, notwithstanding the good faith and commercially reasonable efforts of the applicable party, shall not be a default hereunder.

ARTICLE VII

MISCELLANEOUS

7.1                               Notices.  Any notice provided for by this Agreement and any other notice, demand or communication required hereunder shall be in writing and either delivered in person or sent by hand delivered against receipt or sent by recognized overnight delivery service or by certified or registered mail, postage prepaid, with return receipt requested.  All notices shall be addressed as follows:

Operating Partnership:

c/o Priam Properties Inc.
102 Woodmont Blvd., Suite 100
Nashville, TN 37205
Attention:  Abhishek Mathur

with a copy to (which shall not constitute notice):

Hunton Andrews Kurth LLP
Riverfront Plaza, East Tower
951 East Byrd Street

Richmond, Virginia 23219
Attention:  Mark W. Wickersham, Esq.

Contributor:

Hall Capital, LLC
9225 Lake Hefner Parkway, Suite 200
Oklahoma City, Oklahoma 73120
Attention:  Clay Moss

with a copy to (which shall not constitute notice):

McAfee & Taft A Professional Corporation
10th Floor, Two Leadership Square
211 N. Robinson
Oklahoma City, Oklahoma 73102
Attention:  Spencer W. Haines

Any address or name specified above may be changed by a notice given by the addressee to the other party.  Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or set forth on the return receipt.  The inability to deliver because of changed address of which no notice was given, or rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be receipt of the notice, demand or other communication as of the date of such attempt to deliver or rejection or refusal to accept.

7.2                               Entire Agreement; Third-Party Beneficiaries.  This Agreement, including, without limitation, the exhibits attached hereto, constitutes the entire agreement and supersedes each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement.  This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

7.3                               Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4                               Governing Law.

(a)               This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules thereof.  Each party hereto agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be, except to the extent otherwise required by applicable law, commenced exclusively in the state and federal courts sitting in Nashville, Tennessee. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Nashville, Tennessee for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any provision of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

(b)               Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(c)                If one or more parties hereto shall commence an action, suit or proceeding to enforce any provision of this Agreement, the prevailing party or parties in such action, suit or proceeding shall be reimbursed by the other party or parties to such action, suit or proceeding for the reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party or parties with the investigation, preparation and prosecution of such action, suit or proceeding.

7.5                               Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.  Each party hereto may rely upon the facsimile or electronic pdf email signature of any other party as if such signature were an original signature.

7.6                               Headings.  Headings of the Articles and Sections of this Agreement are for convenience only and shall be given no substantive or interpretive effect whatsoever.

7.7                               Incorporation.  All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

7.8                               Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.9                               Waiver of Conditions.  The conditions to the obligations hereunder of each party hereto are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been entered into effective as of the date first written above.

CONTRIBUTOR:

Hall Capital, LLC, an Oklahoma limited liability company

	By:	/s/ Kirkland Hall
Name: Kirkland Hall
Title: Executive Vice President and Chief Financial Officer

OPERATING PARTNERSHIP:

Priam Office Properties OP LP, a Delaware limited partnership

By:	Priam Properties Inc., its general partner

	By:	/s/ Abhishek Mathur
Name: Abhishek Mathur
Title: Chief Executive Officer

REIT

Priam Properties Inc., a Maryland corporation

	By:	/s/ Abhishek Mathur
Name: Abhishek Mathur
Title: Chief Executive Officer

Exhibit A

Contributor	Contributed Entity	Contributed Interest	Property	Total Consideration (5% Series A Preferred Units)
Hall Capital, LLC	Primacy III Manager LLC	50.0%	Primacy III	7

Exhibit B

Assignment

The undersigned (“Assignor”), for good and valuable consideration paid to Assignor by Priam Office Properties OP LP, a Delaware limited partnership (“Assignee”), pursuant to the Contribution Agreement dated as of            , 2019, by and among Assignor, Assignee and Priam Properties Inc. (the “Agreement”), the receipt and adequacy of which are hereby acknowledged, does hereby sell, assign, transfer, convey and deliver to Assignee, its successors and assigns, good and indefeasible right, title and interest to the [partnership or limited liability company interests/shares of common stock] described on Schedule A  attached hereto, including, without limitation, all right, title and interest, if any, of the undersigned in and to the assets of each such [partnership/limited liability company/corporation] and the right to receive distributions of money, profits and other assets from each such entity, presently existing or hereafter at any time arising or accruing, free and clear of all Liens.

The undersigned, for itself, its successors and assigns, hereby covenants and agrees that, at any time and from time to time after the date hereof, upon the written request of Assignee, the undersigned will, without further consideration, do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged and delivered, each of and all of such further acts, deeds, assignments, transfers, conveyances and assurances as may reasonably be requested by Assignee in order to assign, transfer, set over, convey, assure and confirm unto and vest in Assignee, its successors and assigns, title to the interests described in Schedule A attached hereto.

Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be signed by a duly authorized officer this    day of             , 201  .

Hall Capital, LLC, an Oklahoma limited liability company

By:
Name:
Title:

Schedule A

Contributor	Contributed Entity	Contributed Interest	Property